CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-144503 of the COLI VUL-2 Series Account of First Great-West Life & Annuity Insurance Company on Form N-6 of our report dated March 27, 2008 relating to the financial statements of First Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the financial statements, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is also part of such registration statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 16, 2008